Exhibit 99.1

EXECUTION COPY

Private and Confidential

                             July 7, 2011

YRC Worldwide Inc.

$400,000,000 Senior Secured Credit Facilities

Commitment and Engagement Letter

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, KS 66211

Attention:	Bill Trubeck, Interim Chief Financial Officer
John Lamar, Chief Restructuring Officer

Ladies and Gentlemen:

YRC Worldwide Inc. (the “Company” or “you”) has requested that (a) J.P. Morgan Securities LLC (“JPMorgan”) agree to structure, arrange and syndicate for a special purpose, bankruptcy remote subsidiary of the Company (the “Borrower”), an accounts receivable securitization facility consisting of (i) a senior secured first-out term facility in an aggregate amount of $175,000,000 (the “First Out Facility”) and (ii) a senior secured last-out term facility in an aggregate amount of $225,000,000 (the “Last Out Facility” and, together with the First Out Facility, the “Facilities”), (b) JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, together with JPMorgan, the “JPMorgan Bank Parties”) agree to serve as administrative agent for the Facilities and (c) The Catalyst Capital Group Inc. (on behalf of funds managed by it) (“Catalyst”), Cyrus Capital Partners, L.P. (“Cyrus”) and Owl Creek Investments I, LLC (“Owl Creek”, and together with Catalyst and Cyrus, collectively, the “Steering Group Commitment Parties” and, the Steering Group Commitment Parties, together with JPMorgan Chase Bank and JPMorgan, the “Bank Parties”, “we” or “us”) commit to provide the entire principal amount of the Facilities.

JPMorgan is pleased to advise you of its agreement to use commercially reasonable efforts to assemble a syndicate of financial institutions for the Last Out Facility.

Furthermore, (a) the Steering Group Commitment Parties are pleased to advise you of their commitment, severally and not jointly, to each provide $58,333,333.33 of the First Out Facility (the “First Out Commitment”) and (b) the Steering Group Commitment Parties are pleased to advise you of their commitment, severally and not jointly, to each provide up to $75,000,000 of the Last Out Facility (the “Last Out Backstop Commitment” and, together with the First Out Commitment, the “Commitments”), in each case, upon the terms and subject to the conditions set forth or referred to in this commitment and engagement letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

It is agreed that JPMorgan Chase Bank will act as the sole and exclusive Administrative Agent for the Facilities, and that JPMorgan will act as the sole and exclusive Lead Arranger and Bookrunner (in such capacity, the “Lead Arranger”), for the Facilities. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

The JPMorgan Bank Parties intend to syndicate the Last Out Facility to a group of financial institutions (together with the Steering Group Commitment Parties, the “Lenders”) identified by them in consultation with you. The JPMorgan Bank Parties intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the JPMorgan Bank Parties in completing a syndication reasonably satisfactory to them until the earlier of achieving Successful Syndication and the 60th day after the Closing Date. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships, (b) direct contact between your senior management and advisors and the proposed Lenders at times and locations to be mutually agreed upon, (c) your preparing and providing to the JPMorgan Bank Parties all information (other than information the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) with respect to the Company, the Originators (as defined in the Term Sheet), the Borrower and their respective subsidiaries and the Transactions (as defined in the Term Sheet), including all financial information and Projections (as defined below), as the JPMorgan Bank Parties may reasonably request within a reasonable period of time after request therefor by them in connection with the arrangement and syndication of the Last Out Facility and your assistance in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and, to the extent reasonably necessary for syndication within a reasonable period of time after request therefor by the JPMorgan Bank Parties, other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (d) your hosting, with the JPMorgan Bank Parties, of one or more meetings of prospective Lenders at times and locations to be mutually agreed and (e) promptly following our reasonable request, your using your commercially reasonable efforts to obtain (x) public corporate credit and/or corporate family ratings for the Borrower and (y) public ratings for the Facilities, in each case from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable.

At the request of the JPMorgan Bank Parties, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates and the Transactions that is either publicly available or not material with respect to you and your affiliates or the Transactions for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or your affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by the JPMorgan Bank Parties to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”), and you shall be deemed to have authorized the Public Side Lenders to treat such Public Versions and such marked information as containing Non-MNPI. You acknowledge and agree that, in addition to Public Information and unless you promptly notify the JPMorgan Bank Parties otherwise and provided that, with regard to clauses (a) and (b) below only, you shall be given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission (the “SEC”) disclosure requirements, (a) drafts and final definitive documentation with respect to the Facilities, (b) administrative materials prepared by the JPMorgan Bank Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Last Out Facility may be distributed to Public Side Lenders.

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You hereby agree that until the earlier of achieving a Successful Syndication and the 60th day following the Closing Date, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, the Company or any subsidiary thereof (other than the Specified Debt).

You acknowledge that the JPMorgan Bank Parties’ public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Last Out Facility has been completed upon the making of allocations by the JPMorgan Bank Parties and the JPMorgan Bank Parties freeing the Last Out Facility to trade or (ii) in violation of any confidentiality agreement between you and the relevant JPMorgan Bank Party.

In connection with the JPMorgan Bank Parties’ distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to the JPMorgan Bank Parties a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating JPMorgan Bank Parties with respect to any use thereof and of any related Information Materials by the recipients thereof.

As the Lead Arranger, JPMorgan will, in consultation with you, manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and shall not be subject to any fiduciary or other implied duties.

You hereby represent and covenant that (a) all written information (including all Information Materials), other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to the JPMorgan Bank Parties by you or any of your representatives, is or will be, when furnished (when taken as a whole), complete and correct in all material respects and does not or will not, when furnished (when taken as a whole), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the JPMorgan Bank Parties by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to the JPMorgan Bank Parties (it being recognized by the JPMorgan Bank Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date and thereafter until completion of our syndication efforts, you become aware that any of the representations in the preceding sentence is incorrect, in any material respect, then you will promptly supplement the Information and the Projections so that such representations are correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Last Out Facility the JPMorgan Bank Parties may use and rely on the Information and Projections without independent verification thereof.

As consideration for the JPMorgan Bank Parties’ agreements to perform the services described herein, you agree to pay or cause to be paid to the JPMorgan Bank Parties the nonrefundable fees set

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forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Facilities Fee Letter” and, together with the Work Fee Letter described herein, the “Fee Letters”).

The Steering Group Commitment Parties’ commitments hereunder and the JPMorgan Bank Parties’ agreement to perform the services described herein are subject to the following (but only the following) conditions precedent, with the determination of whether such conditions have been satisfied to be made in each Bank Parties’ sole discretion:

(a)	there not occurring or becoming known to us since December 31, 2010 any event, change or condition that, individually or in the aggregate has had or could reasonably be expected to have, a material adverse effect on the business, operations, property or financial condition of (x) the Company and its subsidiaries, taken as a whole or (y) the Originators and their subsidiaries, taken as a whole, in each case, after giving effect to the Transactions (each a “Material Adverse Effect”); provided, however, that nothing as disclosed by the Company in any public filing prior to the date hereof, based solely on the facts as disclosed therein (without giving effect to any developments not disclosed therein), shall in and of itself be deemed to constitute a Material Adverse Effect;

(b)	our not becoming aware after the date hereof of any information or other matter affecting the Company, the Borrower or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us, when taken as a whole, prior to the date hereof;

(c)

until the earlier of achieving Successful Syndication and the 60th day following the Closing Date, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, the Company or any subsidiary thereof (other than the Specified Debt);

(d)	the negotiation, execution and delivery on or before July 22, 2011 of definitive documentation with respect to the Facilities reasonably satisfactory to the Bank Parties and their counsel; and

(e)	the other conditions expressly set forth in the caption “Conditions Precedent to Initial Borrowing” in the Term Sheet;

it being understood that there are no conditions to the commitments hereunder other than those that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and upon satisfaction or waivers of such conditions, the initial funding under the Facilities shall occur).

You agree (a) to indemnify and hold harmless JPMorgan Chase Bank, JPMorgan, the Steering Group Commitment Parties, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding (“Action”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person promptly after demand therefor for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter or the Fee

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Letters by, such indemnified person (or the officers, directors, employees, advisors, agents or other controlled persons of such indemnified person) or (ii) to the extent arising from any dispute solely among indemnified persons other than claims against the Lead Arranger in its capacity as such or in its fulfilling its role as an Administrative Agent, and (b) to reimburse JPMorgan Chase Bank, JPMorgan, the Steering Group Commitment Parties and their affiliates promptly after demand therefor for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket due diligence expenses, syndication expenses and expenses, travel expenses, and fees, charges and disbursements of counsel; provided that there shall be not more than two primary counsel and one additional local counsel in each material jurisdiction for all indemnified persons and, solely in the case of an actual or potential conflict of interest, on additional legal counsel in each applicable jurisdictions of the affected indemnified person, taken as a whole) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. Subject to the indemnification obligations in the immediately preceding sentence, no party hereto shall be liable for any special, indirect, punitive or consequential damages in connection with its activities related to the Facilities. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final non-appealable judgment of a court to arise from the willful misconduct, gross negligence or bad faith of such indemnified person (or the officers, directors, employees, advisors, agents or other controlled persons of such indemnified person). You shall not be liable for any settlement of any Action effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Actions, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph.

This Commitment Letter shall not be assignable by you without the prior written consent of each Bank Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. If the Bank Parties assign any of their commitments hereunder they shall remain obligated under such commitments until the initial funding shall occur and any consent or approval right hereunder or under the Term Sheet shall vest solely with them. The Bank Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Bank Parties in such manner as the Bank Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMorgan Chase Bank, JPMorgan and the Steering Group Commitment Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Work Fee and Expense Deposit Letter dated as of May 18, 2011, between the Company, JPMorgan Chase Bank and JPMorgan (as amended, the “Work Fee Letter”) and the Facilities Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. The confidentiality provisions in the Work Fee Letter are superseded by the confidentiality provisions set forth in this Commitment Letter.

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This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or any Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, without our prior written consent, to any other person except (a) to your employees, officers, directors, accountants, agents, attorneys, financial advisors and other advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof), (c) the Term Sheet (or the existence and content thereof) but not the Commitment Letter or any Fee Letter to any Ratings Agency in connection with the Transactions or (d) on a confidential and need to know basis (and with respect to the Fee Letter, redacted in a manner reasonably satisfactory to us) to the financial advisors and outside legal counsel of the Steering Group (as defined in the Existing Credit Agreement), the IBT (as defined in the Existing Credit Agreement), the Teamsters National Freight Industry Negotiating Committee and the Pension Fund Entities (as defined in the Existing Credit Agreement); provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and their terms and substance) after this Commitment Letter has been accepted by you.

You acknowledge that each JPMorgan Bank Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each JPMorgan Bank Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such JPMorgan Bank Party and its affiliates of services for other companies or persons and the JPMorgan Bank Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the JPM Bank Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Bank Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Bank Parties have advised or are advising you on other matters, (b) the Bank Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Bank Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Bank Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Bank Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Bank Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Bank Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Bank Party and you or any such affiliate.

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You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the extent permitted by applicable law, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.

Each of the Bank Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Originator, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Originator in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Bank Parties and each Lender.

The reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein, and in the Fee Letters shall remain in full force notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that the reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein shall be superseded in their entirety by the definitive documentation.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Facilities Fee Letter by returning to us executed counterparts hereof and of the Facilities Fee Letter not later than 5:00 p.m., New York City time, on July 7, 2011. The Steering Group Commitment Parties’ respective commitments and the JPMorgan Bank Parties’ agreements herein will expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earlier of (i) July 22, 2011 and (ii) the refinancing of the Existing ABS Facility (as defined in the Term Sheet), without the use of the Facilities.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

J.P. MORGAN SECURITIES LLC

By:
Name:
Title:

Commitment Letter

THE CATALYST CAPITAL GROUP INC. (on behalf of funds managed by it)

By:
Name:
Title:

Commitment Letter

CYRUS CAPITAL PARTNERS, L.P.

By:
Name:
Title:

Commitment Letter

OWL CREEK INVESTMENTS I, LLC

By:
Name:
Title:

Commitment Letter

Accepted and agreed to as of

the date first written above by:

YRC WORLDWIDE INC.

By:
Name:
Title:

Commitment Letter

Exhibit A

$400,000,000 Senior Secured Credit Facilities

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

July 7, 2011

TRANSACTION OVERVIEW	The Lenders (as defined below) will make advances (“Advances”) under a last out term facility and a first out term facility (collectively, the “Facilities”) to the Borrower secured by a fully perfected, first priority lien (subject to Permitted Collateral Liens described below), on all receivables (the “Receivables”) owned by the Originators all of which shall be transferred to the Borrower as described below. On and after the Closing Date and until the occurrence of the Termination Date, the Borrower shall automatically acquire a 100% interest in all newly generated receivables of the Originators.

TRANSACTION PARTIES

Company	YRC Worldwide Inc., a Delaware corporation (the “Company”). The Company will provide an unsecured guaranty of the Originators’ recourse obligations under the Facilities in form and substance standard and customary for trade receivables securitization transactions.

Originators	The following subsidiaries of the Company: (i) YRC Inc., a Delaware corporation, (ii) USF Reddaway Inc., an Oregon corporation and (iii) USF Holland Inc., a Michigan corporation.

Borrower	A special purpose, bankruptcy remote, direct or indirect, subsidiary of the Company, organized in a form and in a jurisdiction reasonably satisfactory to the Initial Lender Parties (as defined below), which will acquire Receivables from the Originators (the “Borrower”).

Administrative Agent and Collateral Agent	JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent and as collateral agent (in such capacities together with its successors and permitted assigns, the “Agent”).

Sole Lead Arranger and Book Runner	J.P. Morgan Securities, Inc., as sole lead arranger and book runner (in such capacity, the “Arranger”).

Lenders	For the Last Out Facility, a syndicate of banks, financial institutions or other institutional investors arranged by the Arranger in consultation with the Company, and, for the First Out Facility, initially, The Catalyst Capital Group Inc., Cyrus Capital Partners, L.P., Owl Creek Investments I, LLC, their affiliates and/or funds managed by the foregoing (collectively, the “Lenders”). The Catalyst Capital Group Inc. (on behalf of funds managed by it), Cyrus Capital Partners, L.P. and Owl Creek Investments I, LLC are

collectively the “Initial Lenders” and, together with the Agent, the “Initial Lender Parties”.

Servicer	Pursuant to a Receivables Sale and Servicing Agreement, the Company (in such capacity, the “Servicer”) will act as initial Servicer of the transferred Receivables (the “Transferred Receivables”). The Servicer shall be responsible for all servicing, collection and administration duties relating to the Receivables owned by the Borrower, adhering to the established credit and collection practices of the Originators. The Servicer may delegate all or any portion of its duties and obligations to each Originator as subservicer of the Receivables transferred by such Originator to the Borrower; provided that (i) the Company shall remain liable for the full and prompt performance of all duties and responsibilities of the Servicer and (ii) the Agent and the Lenders shall be entitled to deal exclusively with the Company in matters relating to the discharge by the Servicer of its duties and responsibilities and shall not be required to give notice to any person other than the Company in respect thereof. Following the occurrence and during the continuance of an Event of Servicer Termination (to be defined in a mutually agreed manner in the definitive documents for the Facilities (the “Facilities Documentation”)), the Agent shall have the right to terminate the Servicer in such role and any replacement thereof appointed by the Borrower must be reasonably acceptable to the Agent.

TRANSACTION PARAMETERS

Closing Date	A date (the “Closing Date”) not later than July 22, 2011 that is mutually agreed upon between the Borrower and the Agent, but in any event not to occur until all of the conditions set forth in the Commitment Letter and this Term Sheet have been satisfied or waived.

Termination Date

The Facilities will terminate on the earliest to occur of:

(a) September 30, 2014 (the “Stated Maturity Date”); and

(b) the Agent’s declaration of or the automatic occurrence of the termination of the Facilities upon the occurrence and during the continuation of a Termination Event (as defined below).

Receivables Purchase	Receivables shall be purchased by the Borrower from the Originators pursuant to a Receivables Sale and Servicing Agreement at fair market value (a price to be determined which shall take into account dilution factors, other anticipated defaults and the Borrower’s costs and expenses). Purchases shall be funded from proceeds of Advances, collections on purchased Receivables and secured subordinated loans made by the Originators to the Borrower (the “Originator Subordinated Loans”).

FIRST OUT FACILITY

First Out Facility	First out term facility (the “First Out Facility”) in the amount of $175,000,000 (the “First Out Commitment”; the loans thereunder, the “First Out Loans”; and the Lenders thereunder, the “First Out Lenders”).

Availability

At the sole discretion of the First Out Lenders, First Out Loans may be made on the Closing Date in an aggregate principal amount equal to $30,000,000 (the “Initial First Out Loans”).

The remainder of the First Out Facility shall available to the Borrower from time to time after the Closing Date upon prior notice to be mutually agreed upon by the Borrower and the First Out Lenders; provided that, each borrowing shall be no less than $15,000,000 plus $1,000,000 increments in excess thereof and no more than 8 borrowings of First Out Loans may be made during the life of the Facilities. Amounts borrowed and repaid may not be reborrowed.

Availability under the First Out Facility will be subject to the Borrowing Base referred to below. “Excess Availability” means, at any time, an amount equal to the lesser of (i) the First Out Commitment outstanding at such time (which, for the avoidance of doubt, will be reduced by the aggregate outstanding amount of borrowings under the First Out Facility) and (ii) (A) the Borrowing Base minus (B) the sum of (1) the aggregate outstanding amount of borrowings under the First Out Facility plus (2) the aggregate outstanding amount of borrowings under the Last Out Facility (the aggregate outstanding amount of borrowings under the First Out Facility and Last Out Facility, the “Outstanding Facilities Amount”).

Letters of Credit	There shall be no letter of credit facility, but the proceeds of Advances under the Facilities and the Company’s cash on hand shall be used to cash collateralize letters of credit outstanding under the Existing ABS Facility.

Borrowing Base

“Borrowing Base” means, as of any date of determination, an amount equal to (i) 85% of the Net Eligible Receivables Balance (as defined below) plus (ii) 100% of the portion of the Outstanding Facilities Amount that has been cash collateralized by the Borrower minus (iii) reserves established by the Agent in its Permitted Discretion upon one day prior written notice to the Borrower.

As used herein:

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

LAST OUT FACILITY

Last Out Facility	A last out term facility (the “Last Out Facility”) in the amount of

$225,000,000 (the “Last Out Commitment”; the loans thereunder, the “Last Out Loans”; and the Lenders thereunder, the “Last Out Lenders”).

Availability	The Last Out Loans shall be made available in a single drawing on the Closing Date. Amounts borrowed and repaid may not be reborrowed.

Amortization	The outstanding principal amount of the Last Out Facility will be payable in equal quarterly amounts of 1.00% per annum, with the remaining balance payable on the Termination Date.

CERTAIN PAYMENT PROVISIONS

Mandatory Prepayments	In addition to any scheduled installments due on the loans under the Last Out Facility, the Facilities Documentation will contain a mandatory prepayment provision which will require a prepayment of amounts outstanding under the Facilities when the Outstanding Facilities Amount exceeds the Borrowing Base (an “Availability Shortfall”). Such mandatory prepayment shall be in an amount to remove such Availability Shortfall and be applied as follows: first, to cash collateralize any outstanding First Out Loans; and second, to cash collateralize any outstanding Last Out Loans; provided that cash collateral with respect to First Out Loans and Last Out Loans will be released if and to the extent that the Availability Shortfall is subsequently reduced or eliminated.

Voluntary Prepayments

The First Out Loans may not be prepaid and the First Out Commitments may not be terminated prior to the first anniversary of the Closing Date, and thereafter, may be prepaid or terminated (i) at 101% of the principal amount prepaid or terminated if such prepayment or termination occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date and (ii) at par thereafter.

Voluntary prepayments of all or any portion of the Last Out Loans may only be made if the First Out Loans have been repaid in full and the First Out Commitment has been terminated.

Notwithstanding the foregoing, a replacement term facility (a “Replacement Term Facility”) shall be permitted with respect to all (but not less than all) of the Last Out Facility even if the First Out Facility is still outstanding; provided that (i) no Incipient Termination Event or Termination Event exists or would exist after giving effect thereto, (ii) the maturity date of any Replacement Term Facility shall be no earlier than the maturity date of the Last Out Facility being replaced, (iii) the average life to maturity of any Replacement Term Facility shall be no shorter than the remaining average life to maturity of the Last Out Facility being replaced, (iv) representations and warranties shall be true in all material respects, (v) all fees and expenses due and owing in respect of the Last Out Facility and the Replacement Term Facility to the Agent

and the Lenders shall have been paid and (vi) the other terms and documentation in respect thereof shall otherwise be reasonably satisfactory to the Agent and the Borrower.

The Borrower shall pay a prepayment premium in connection with any voluntary prepayment (including with any Replacement Term Facility) with respect to all or any portion of the Last Out Loans that occurs on or before the first anniversary of the Closing Date, in an amount equal to 1.00% of the aggregate principal amount of the Last Out Loans being prepaid.

REPORTING REQUIREMENTS

Monthly Borrowing Base Reports	The Borrower shall provide, on a monthly basis, a Borrowing Base report on the tenth Business Day after the end of each month end (a “Borrowing Base Report”) consisting of a roll-forward of its Receivable balances with supporting schedules (such roll-forward may, at the Borrower’s option, be provided on a weekly basis for purposes of updating the Borrowing Base). At the same time that a Borrowing Base Report is delivered on a monthly basis, the Borrower shall also deliver (i) an accounts receivable detail report with aging summary attached thereto (the “Aging Supplemental Information”) and (ii) a Borrowing Base calculation updating all ineligible categories (the “Ineligibility Supplemental Information”; and, together the “Supplemental Information”).

Weekly and Daily Borrowing Base Reports

If a Trigger Event shall have occurred and be continuing, in addition to the monthly Borrowing Base Reports and the related Supplemental Information described above, the Borrower shall provide a Borrowing Base Report (together with the Aging Supplemental Information) on a weekly basis.

As used herein:

“Trigger Event” shall occur on any date when Available Liquidity is less than $100,000,000.

“Available Liquidity” means, as of any date of determination, the sum of (i) Excess Availability and (ii) the amount of unrestricted cash of the Company and its subsidiaries that is in excess of $50,000,000.

If (i) a Termination Event or an event that, with the passage of time or notice of or both, would, unless cured or waived, become a Termination Event (an “Incipient Termination Event”) shall have occurred or be continuing or (ii) the Agent reasonably and in good faith believes (x) an Incipient Termination Event or Termination Event is imminent or (y) the Lenders’ rights or interests in the Transferred Receivables or the collateral is insecure, then the Borrower shall provide a Borrowing Base Report on a daily basis.

Financial Reporting	On a monthly and quarterly basis, the Borrower shall provide (a) unaudited consolidated financial statements of the Company and its subsidiaries, (b) unaudited financial statements of the Borrower, and (c) with respect to any quarterly financial statements of the Company, a management narrative and analysis of the financial condition and results of operation of the Company and its consolidated subsidiaries for such fiscal quarter and fiscal year-to-date as compared to comparable periods of the previous year.

On an annual basis, the Borrower shall provide (a) audited consolidated financial statements, a consolidated budget and projections of the Company and its subsidiaries, and (b) unaudited financial statements of the Borrower.

The Borrower shall also provide copies of any other financial reports (such as 13-week cash flow projections) that are provided to the holders of the Specified Debt in their capacity as such.

RECEIVABLES CALCULATION

Net Eligible Receivables Balance	The amount equal to (i) the aggregate outstanding balance of all Eligible Receivables minus (ii) the sum of (A) Excess Concentration Amounts and (B) the Unapplied Cash and Credits.

Excess Concentration Amount	For any obligor of any Receivables, the amount by which the outstanding balance of all Eligible Receivables owing by such obligor and its affiliates exceeds the concentration limit for such obligor (10% for any obligor and its affiliates).

Unapplied Cash and Credits	The collections in respect of Transferred Receivables or other cash or credits then held by or for the account of the Servicer, any Originator or the Borrower in respect of the payment of Transferred Receivables, but not yet applied to the payment of such Transferred Receivables.

Eligible Receivables	To be included in Eligible Receivables, each receivable and its related obligor must meet certain eligibility criteria to be mutually determined in the Facilities Documentation but consistent with the report of Durkin Group & Associates LLC dated as of June 21, 2011.

Security Interest

The Originators shall authorize the filing of UCC-1 filings to perfect the Borrower’s ownership of, and first priority security interest in, all Transferred Receivables pursuant to the applicable Receivables Sale and Servicing Agreement, all collections in respect thereof and other assets related to such Receivables (the “Facilities Collateral”).

The Originators and the Borrower shall authorize the filing of UCC-1 filings to perfect the Agent’s first priority security interest in the Facilities Collateral.

All the above-described pledges, security interests and liens on the Facilities Collateral shall be created on terms and pursuant to documentation reasonably satisfactory to the Agent and the

Borrower, and none of the Facilities Collateral shall be subject to any other pledges, security interests or liens, other than (x) a secured junior lien granted to the Originators in respect of obligations under the Originator Subordinated Loans (which shall be subject to a customary intercreditor agreement) and (y) customary non-consensual permitted liens to be mutually agreed upon (collectively, the “Permitted Collateral Liens”).

Standstill Agreement

It is understood and agreed that the collateral securing the Existing Credit Facilities and Pension Note consisting of trucks, other vehicles, rolling stock, terminals, depots or other storage facilities, in each case, whether leased or owned (the “Other Debt Specified Collateral”), shall be subject to a standstill period in favor of the Agent and the other secured parties under the Facilities for a period of 10 business days.

An intercreditor agreement will establish the standstill with regard to the Other Debt Specified Collateral and any other applicable intercreditor rights between the Agent and the Lenders on the one hand and the holders of the Specified Debt on the other, which shall be in form and substance reasonably satisfactory to the Initial Lender Parties and the Borrower (the “Standstill Agreement”).

FEES AND EXPENSES

Interest Rate Options

The Borrower may elect that the Advances bear interest at a rate per annum equal to (a) Adjusted LIBO Rate plus the Applicable Margin (such advances herein referred to as the “LIBOR Rate Advances”) or (b) ABR plus the Applicable Margin (such advances herein referred as the “ABR Advances”).

As used herein:

“Adjusted LIBO Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) which is published by the British Bankers’ Association, and currently appears on Reuters Screen LIBOR01 Page, at approximately 11:00 a.m., London time, two business days prior to the first day of the applicable interest period; provided that at no time shall the Adjusted LIBO Rate be less than 1.50%.

“ABR” means the greatest of (i) the prime rate of interest (the “Prime Rate”) announced from time to time by JPMCB (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes, (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1.0%.

“Applicable Margin” means (a) with respect to First Out Loans: (i) 7.00% in the case of LIBOR Rate Advances and (ii) 6.00% in the case of ABR Advances and (b) with respect to Last Out Loans: (i) 8.50% in the case of LIBOR Rate Advances and (ii) 7.50% in the case of ABR Advances.

Unused Commitment Fee	A commitment fee will accrue at 7.0% per annum on the average daily unused portion of the First Out Commitment, payable quarterly in arrears.

Original Issue Discount/Upfront Fee	The loans under the Last Out Facility will be issued to the Lenders participating in the Last Out Facility at a price of 98.5% of their principal amount. Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the Facilities will be calculated on the basis of their full stated principal amount and (b) at the option of the applicable Lenders, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

Default Interest Rate	During the continuation of a Termination Event, the interest rate applicable to all outstanding Advances will be increased by 2.00% per annum over the otherwise applicable interest rate (the “Default Rate”).

Payment of Fees and Interest	Fees and Interest shall accrue on a daily basis and be paid by the Borrower on the first business day of each calendar quarter or, in the case of LIBOR Rate Advances, on the last day of the applicable interest period (and, in the case of an interest period longer than three months, quarterly), with the exception of fees due at or prior to closing.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Advances the interest rate payable on which is based on the Prime Rate) for actual days elapsed.

OTHER TERMS AND CONDITIONS

Representations and Warranties

The Originators, the Servicer and the Borrower shall make representations and warranties (subject to materiality thresholds and exceptions typical for transactions of this type and size) limited to the following:

Corporate existence and power; compliance with law; no conflict with law, organizational documents, material debt instruments or material contractual obligations; authorization and validity; financial statements; no government, regulatory or material third party approvals required, other than approvals in effect; accuracy of information; use of proceeds; title to Receivables; good title and perfection; places of business; collection banks; no material adverse change; names; no material litigation; no default; credit and collection policies; payments to the applicable Originator; ownership of the Borrower; Federal Reserve regulations; ERISA; Investment Company Act; PATRIOT Act and “know your customer” matters; and purpose.

Affirmative Covenants	Affirmative covenants would be made by the Borrower, the Servicer, and the Originators (subject to materiality thresholds and exceptions typical for transactions of this type and size) intended to preserve the special purpose nature of the Borrower and the following:

Delivery of monthly, quarterly and annual financial statements, monthly/quarterly compliance certificates and projections, borrowing base certificates and other information reasonably requested by the Lenders; payment of obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with agreements and laws; maintenance of books and records; audits; right of the Lenders to inspect books and records (including field examinations subject to the limitations set forth below); notices of defaults and material events; compliance with invoices and credit and collection policy; purchase of receivables from an Originator; ownership interest; payment to the applicable Originator; performance and enforcement of the sale agreement; separateness covenant; collections; minimum net worth of the Borrower; commercially reasonable efforts to maintain ratings; litigation; compliance with environmental laws; PATRIOT Act compliance; OFAC; ERISA; further assurances; and use of proceeds.

Negative Covenants

Negative covenants applicable to the Borrower and the Servicer (subject to limitations exceptions, limitations and materiality carveouts to be mutually agreed) limited to the following:

Limitations on: indebtedness (including guarantee of other indebtedness); liens; mergers, consolidations, liquidations and dissolutions; sales and dispositions of assets; payment of restricted payments (including dividends and other payments in respect of capital stock); name change, offices, records and books of account; change in payment instructions to obligors; modification to invoices and credit and collection policy; changes to nature of business, other agreements, other indebtedness; amendments to sale agreement; amendments to corporate documents; ERISA; sales of receivables; sale characterization by Originators; actions affecting rights; adverse tax consequences; commingling by Originators; and purchases of receivables.

Negative covenants applicable to the Originators shall be consistent with the Existing ABS Facility.

Field Examinations

The Agent shall have the right to conduct field audits, evaluations and inspections (collectively, “Field Examinations”) from time to time in its Permitted Discretion in respect of the Receivables; provided that the Borrower shall only be required to pay for Field Examinations two (2) times a year so long as neither a Termination Event nor a Field Examination Trigger Event shall have occurred and be continuing, it being understood and agreed that if a Termination Event or a Field Examination Trigger Event shall have occurred and be continuing, additional Field Examinations that are payable by the Borrower shall be permitted.

As used herein:

“Field Examination Trigger Event” shall occur on any date when the Available Liquidity is less than $100,000,000.

Collection Accounts

All collections and proceeds of the Receivables shall be paid directly to lockboxes and collection accounts subject to “control” (as such term is defined in the Uniform Commercial Code in effect in the applicable jurisdiction) of the Agent pursuant to arrangements reasonably satisfactory to the Agent and the Borrower, it being understood and agreed that, upon the occurrence and during the continuation of a Termination Event or a Trigger Event, the Agent shall have the right to exercise exclusive dominion and control over such lockboxes and accounts.

The Agent shall be the Borrower’s principal depository and disbursement bank. The appropriate documentation, including blocked account and/or lockbox agreements reasonably acceptable to the Agent, will be required for all depository accounts of the Borrower.

Escrow Accounts

On the Closing Date, the Company shall deposit $80,000,000 (the “Payroll/Maintenance Escrow Amount”) in an escrow account held by JPMCB as escrow agent (the “Payroll/Maintenance Escrow Account” and the funds thereunder, the “Payroll/Maintenance Escrow Funds”) pursuant to an escrow agreement in form and substance reasonably satisfactory to the Initial Lender Parties (the “Payroll/Maintenance Escrow Agreement”), which shall provide that the Payroll/Maintenance Escrow Funds may only be released on conditions reasonably satisfactory to the Initial Lender Parties.

On the Closing Date, the Company shall also deposit $10,000,000 (the “Incentive Escrow Amount” and, together with the Payroll/Maintenance Escrow Amounts, the “Escrow Amounts”) in an escrow account held by JPMCB as escrow agent (the “Incentive Escrow Account” and, together with the Payroll/Maintenance Escrow Accounts, the “Escrow Accounts”, and the funds thereunder, the “Incentive Escrow Funds” and, together with the Payroll/Maintenance Escrow Funds, the “Escrow Funds”) pursuant to an escrow agreement in form and substance reasonably satisfactory to the Initial Lender Parties (the “Incentive Escrow Agreement” and, together with the Payroll/Maintenance Escrow Agreement, the “Escrow Agreements”), which shall provide that the Incentive Escrow Funds may only be released on conditions reasonably satisfactory to the Initial Lender Parties.

Termination	Subject to the prepayment premiums described above under “Voluntary Prepayments,” the Borrower may (i) permanently reduce any portion of the commitments under the Facilities (subject to minimum thresholds to be mutually agreed) at any time, subject to 5 business days’ prior written notice or (ii) terminate the Facilities at any time, subject to 15 days’ prior written notice to the Agent and payment of all outstanding Advances, accrued and unpaid interest and breakage costs (if applicable).

Upon the Termination Date, all additional Advances would cease and the Agent would remit to Lenders all collections on Receivables (not to exceed the Advances outstanding, fees and other amounts due hereunder) to be applied first to amounts owed under the First Out Facility and second to amounts owed under the Last Out Facility, in each case, pursuant to the priority of payments set forth in the Facilities Documentation.

Termination Events	Termination events (subject, where appropriate, to customary materiality and grace periods to be agreed) limited to: nonpayment of principal after one business day; nonpayment of interest, fees and other amounts after three business days; representations and warranties are incorrect in any material respect as of the date when made; violation of covenants; cross-default to occurrence of a default under any other agreement governing indebtedness, in excess of $10,000,000, of the Company, the Originators and certain of their subsidiaries, including, without limitation, the Specified Debt; bankruptcy events; certain ERISA events; certain judgments;

security interest ceasing to be enforceable; an Event of Servicer Termination; a change of control; certain adverse amendments of Borrower’s organizational documents; dilution ratio exceeding levels to be mutually agreed; delinquency ratio exceeding levels to be mutually agreed; default ratio exceeding levels to be mutually agreed; any material provision of the Facilities Documentation shall cease to be in full force and effect or any party thereto shall so assert; a funding excess continues for more than one business day; noncompliance with minimum Consolidated EBITDA (as defined in Schedule II attached hereto) of the Company and its subsidiaries on a consolidated basis, minimum unrestricted cash of the Company and its subsidiaries on a consolidated basis of not less than $50,000,000; maximum capital expenditure of the Company and its subsidiaries on a consolidated basis at a level to be mutually agreed; and failure by the Company to maintain the Escrow Accounts in accordance with the Escrow Agreements (each, a “Termination Event”).

Indemnities	The Originators, the Servicer and the Borrower shall provide indemnities standard and customary for a transaction of this kind.

Conditions Precedent to Initial Borrowing	The Facilities shall be subject to satisfaction or waiver of the following conditions precedent:

•        Execution and delivery of final documentation consistent with this Term Sheet and the Commitment Letter to which this Term Sheet is an Exhibit and otherwise in form and substance reasonably satisfactory to each Lender and the Agent;

•        All governmental and material third party approvals necessary in connection with the financing contemplated hereby (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect;

•        The Agent shall have received (i) audited financial statements of the Company and its subsidiaries on a consolidated basis for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available (it being acknowledged by Agent that it has received such audited financial statements), and (ii) unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available (it being acknowledged by Agent that it has received the unaudited interim consolidated financial statements of the Company for the fiscal quarter ended March 31, 2011);

• The Agent shall have received such closing documents as are customary for transactions of this type or as it may reasonably request, including but not limited to resolutions, good standing certificates, incumbency certificates, a solvency certificate from a financial officer of the Company, organizational documents, collateral releases from prior lenders, consents and financing statements, all in form and substance reasonably acceptable to the Agent and the Arranger;

•        The Arranger shall have received the results of recent lien, tax and judgment searches in each relevant jurisdiction and such searches shall reveal no liens on the assets of the Borrower or the applicable assets of the Originators, other than liens permitted hereby and the liens securing the Existing ABS Facility;

•        Substantially concurrent prepayment in full of all obligations (other than unasserted contingent indemnity and reimbursement obligations that expressly survive termination) under the Existing ABS Facility (or such obligations shall have been otherwise satisfied in the discretion of the lenders under the Existing ABS Facility), termination of the commitments thereunder and release of all liens granted thereunder, provided that, the letters of credit issued under the Existing ABS Facility shall be cash collateralized or replaced with other cash collateralized letters of credit;

•        The Agent or its designee shall have conducted a satisfactory field examination of the accounts receivable and financial information of the Originators and the Borrower and of the related data processing and other systems, it being understood and agreed that the receipt by the Agent of an updated report of Durkin Group & Associates LLC addressed to the Agent and reflecting the eligibility criteria set forth herein shall satisfy this condition;

•        The Agent shall have received a Borrowing Base Certificate as of the most recent month ended at least 10 business days prior to the Closing Date with customary supporting documentation and supplemental reporting to be mutually agreed upon between the Agent and the Borrower;

•        Payment of all fees payable at closing and reimbursement of all reasonable and documented fees, costs and out-of-pocket expenses of closing the transaction incurred by the Agent and the Steering Group Commitment Parties to the extent an invoice therefor is provided at least 2 Business Days prior the Closing Date;

• No Incipient Termination Event or Termination Event or “Event of Default” or “Default” (as defined in any of the Specified Debt);

• As of the Closing Date, there will have been no litigation commenced which is reasonably likely to be adversely determined, and if so determined, would have a material adverse effect on the Borrower, the Company or any Originator or their respective business taken as a whole, or which would challenge the transactions contemplated under the Facilities Documentation;

• Receipt of opinion letters from the Borrower’s and the Originators’ external counsel that are reasonably satisfactory to the Agent that address:

•        true sale and absolute transfer of the Receivables pursuant to the Receivables Sale and Servicing Agreement;

•        non-consolidation of the Borrower with the Originators;

•        no conflicts with applicable laws, rules and regulations and material debt agreements (a list of which shall be set forth in such opinion);

•        attachment and perfection of security interests; and

•        corporate matters and enforceability of the Facilities Documentation;

•        Each of the transactions set forth on Schedule I shall have been consummated substantially concurrently with the closing of the Facilities on terms, conditions and documentation reasonably acceptable to the Initial Lender Parties;

• Minimum unrestricted cash balance of the Company at closing (for this purpose only, including the Escrow Amounts) of $160,000,000;

•        Minimum Consolidated EBITDA (as defined on Schedule II attached hereto) for the most recent twelve month period ending at least 30 days prior to the Closing Date, after giving pro forma effect to the Transactions of $125,000,000;

•        The Agent and the Originators shall have entered into an intercreditor agreement reasonably satisfactory to the Agent and the Initial Lender Parties with respect to the subordination of the liens securing the Originator Subordinated Loans on a “silent junior” basis to the Agent’s security interest in the Facilities Collateral;

• The Company shall have entered into the Escrow Agreements and shall have deposited the Escrow Amounts into the Escrow Accounts;

• The Company shall have entered into an agreement with the restructured credit facility lenders, in form and substance reasonably satisfactory to the Initial Lender Parties, regarding the use of trucks, equipment and other properties to finish in-transit deliveries and collections upon the occurrence of a Termination Event;

•        The Company shall have delivered an executed copy of a letter between Teamster’s National Freight Industry Negotiating Committee (“TNFINC”) and the Company addressed to the Agent and the Lenders and in form and substance reasonably satisfactory to the Initial Lender Parties, regarding TNFINC’s agreement to work with the affected Local Unions and the International Brotherhood of Teamsters to encourage their members to continue working until all remaining freight is cleared out of and delivered from the affected networks;

• Execution and delivery of the Standstill Agreement; and

• Each Originator shall have waived its right of set-off with respect to the Receivables.

Conditions Precedent to Subsequent Borrowings	All subsequent borrowings under the First Out Facility will be conditioned upon satisfaction (or waiver) of the following conditions precedent: prior written notice of borrowing in the form of a customary notice of borrowing, the accuracy of representations and warranties in all material respects, compliance with Borrowing Base prior to giving effect to such borrowing, no default or event of default shall have occurred and be continuing and the absence of any notice given to the Company or any Originator by any federal, state or local governmental authority asserting any lien in connection with the underfunding of any multiemployer plan.

Yield Protection	The Facilities Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax (other than income tax), capital adequacy and other requirements of law, (b) protecting the lenders against the imposition of withholding taxes of any kind, against any changes in withholding taxes of any kind and against the imposition or any changes in any other taxes (other than income taxes) and (c) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR Rate Advance on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders	The Facilities Documentation shall contain provisions relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights and rights to receive certain fees, and to termination or assignment of the First Out Commitments or Loans of such Lenders).

Expenses and Indemnification	The Borrower shall pay promptly after written demand therefor (a) all reasonable and documented out-of-pocket expenses of the Agent and the Steering Group Commitment Parties associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Facilities Documentation and any amendment or waiver with respect thereto (limited in the case of counsel to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel for the Agent and one primary counsel for the Steering Group Commitment Parties and one local counsel in each material jurisdiction), (b) all reasonable out-of-pocket expenses of the Agent and the Lenders (limited to the fees, disbursements and other charges of one primary counsel for the Agent and all of the Lenders and one local counsel in each material jurisdiction and any conflicts counsel) in connection with the enforcement of the Facilities Documentation and (c) reasonable and documented out-of-pocket fees and expenses associated with collateral monitoring, collateral reviews and appraisals (including field examination fees plus out of pocket expenses subject to the limitations set forth in the caption “Field Examinations” above).

The Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless by the Borrower against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the Facilities Documentation by, the indemnified party (or any of its officers, directors, employees, advisors, agents or other controlling persons).

Voting	Amendments, waivers and consents with respect to the Facilities Documentation shall require the approval of the Borrower and Lenders holding not less than a majority of the commitments and loans under the Facilities, except that (a) the consent of each Lender directly adversely affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any loan or reduce the amount or extend the scheduled payment date for, any payments (other than mandatory prepayments), (ii) reductions in the rate of interest or any fee or extensions of any due date thereof (provided that waivers of Incipient Termination Events or Termination Events or waivers of default interest shall not be deemed to be a reduction in the rate of interest or any fee under the Facilities Documentation); (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modify the pro rata sharing requirements of the Facilities Documentation; (b) the consent of each Lender shall be required to, (i) permit the Borrower to assign its rights under the Facilities Documentation, (ii) decrease any of the voting percentages or (iii) release any of the Facilities Collateral (except as otherwise permitted); (c) amendments to the definition of Excess Availability and any other defined terms used in such definition shall require the consent of (i) Lenders holding a majority of the First Out Loans and unused First Out Commitments and (ii) Lenders holding a majority of the outstanding Last Out Loans, (d) (i) any amendments to the definition of Borrowing Base and any other defined terms used in such definition, in each case in a manner materially adverse to the interests of the Lenders or in a manner that would make more credit available to the Borrower and (ii) any amendments to replace the Servicer, shall require the consent of (A) Lenders holding more than 66-2/3% of the aggregate amount of the First Out Loans and unused First Out Commitments and (B)
Lenders holding a majority of the outstanding Last Out Loans and (e) the consent of a majority of the First Out Lenders shall be required for (i) amendments or waivers to borrowing conditions under the First Out Facility and (ii) certain other items to be agreed.

The Facilities Documentation will contain customary provisions allowing the Borrower to replace a Lender in connection with amendments and waivers requiring the consent of all
Lenders or of all Lenders adversely affected thereby (so long as the Required Lenders have approved the amendment or waiver).

The Facilities Documentation will also contain provisions to permit “amend and extend”
transactions on customary terms.

Assignability

The Lenders shall be permitted to assign all or a portion of their Advances and commitments with the consent, not to be unreasonably withheld, of the Agent, unless such assignment is to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, in the case of a First Out Commitment, and $1,000,000, in the case of a First Out Loan or Last Out Loan, unless otherwise agreed by the Borrower and the Agent. The Lenders shall also be permitted to sell participations in their loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of loans in accordance with applicable law shall be permitted without restriction.

An assignment fee in the amount of $3,500 will be charged with respect to each assignment.

Governing Law	New York.

Counsel to Agent and Arranger	Davis Polk & Wardwell LLP.

SCHEDULE I

Transactions

Reference is made herein to (1) that certain Credit Agreement, dated as of August 17, 2007, by and among the Company, the other borrowers thereto, JPMorgan Chase Bank, as administrative agent (the “Existing Agent”) and the lenders party thereto (the “Existing Lenders”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement” and the facilities thereunder, the “Existing Credit Facilities”), (2) that certain Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008, with certain domestic subsidiaries of the Company and the Company as guarantor of certain obligations (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing ABS Facility”), (3) that certain Contribution Deferral Agreement, dated as of June 17, 2009, pursuant to which, as of June 30, 2011, approximately $152,000,000 will be outstanding in principal and interest which is secured by certain owned real estate (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pension Note”), (4) that certain YRC Worldwide Inc. Summary of Principal Terms of Proposed Restructuring, dated as of February 22, 2011 (the “Restructuring Term Sheet”) and (5) a new management equity incentive plan (the “Management Incentive Plan”) which will be entered into as soon as reasonably practicable after the Closing Date to provide designated members of the Company management with New Common Stock (as defined in the Restructuring Term Sheet) and/or stock option awards, exercisable for New Common Stock.

Capitalized terms used but not defined in this Schedule I shall have the meanings set forth in the Term Sheet to which this Schedule I is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Schedule I shall be determined by reference to the context in which it is used.

The Company intends to undertake the transactions described below in order to implement an out-of-court restructuring.

In connection with the foregoing, it is intended that:

(1) The LC Facility (as defined below) and outstanding letters of credit will remain in place on their current terms as part of the Amended Term Loan (as defined below); provided, however, the LC Facility shall have an interest rate of 7.5% per annum payable in cash. All obligations with respect to the LC Facility will remain unaffected and all letters of credit will remain outstanding according to their current terms and the Company will be able to renew, continue or extend such letters of credit in accordance with the terms of the LC Facility. No new letters of credit may be issued under the LC Facility unless the aggregate drawable amount of all letters of credit is not increased after giving effect to the issuance of such new letter of credit.

(2) In exchange for the Existing Credit Agreement Claims1, Existing Lenders will receive:

[1]	“Existing Credit Agreement Claims”: ((a)-(d) below collectively being the “Existing Credit Agreement Claims” and (b)-(d) below being the “Non-LC Existing Credit Agreement Claims”) estimated as of June 30, 2011:

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(a) 72.5% of the New Common Stock2, subject to dilution on account of the Management Incentive Plan, (b) $140,000,000 of Restructured Convertible Secured Notes (as defined below) and (c) loans under the Amended Term Loan, which loans will be in the initial principal amount of the Non-LC Existing Credit Agreement Claims minus $305,000,000 (the “New Term Loan Amount”).

(3) $140,000,000 in aggregate principal amount of new convertible secured notes (the “Restructured Convertible Secured Notes”)3 will be issued under an indenture that includes the following terms among others: (a) convertible at the holder’s option on and after the second anniversary of the Closing Date into New Common Stock at a conversion price based on a pre-conversion $400,000,000 equity valuation, (b) a lien on all collateral securing the Amended Term Loan/LC Facility which liens shall be junior only to the liens securing the Amended Term Loan/LC Facility (except that the liens securing the Restructured Convertible Secured Note shall also be junior to (i) the liens securing the Pension Note solely with respect to the collateral securing the Pension Note on a first priority basis and (ii) other permitted liens to be mutually agreed) and equal and ratable only with the liens securing the New Money Convertible Secured Notes (as defined below), (c) maturity date of March 31, 2015, (d) an interest rate of 10% per annum, which shall be paid in kind on a semi-annual basis, (e) callable at par plus accrued interest, (f) registration rights, (g) votes as equity on an as converted basis, and (h) other market terms.

(4) The existing term loan under the Existing Credit Agreement shall be amended and restated (the “Amended Term Loan”). Initially the Amended Term Loan will be in the aggregate principal amount of the New Term Loan Amount. The Amended Term Loan will include the LC Facility. The Amended Term Loan will contain the following terms, among others: (a) a first priority lien on all collateral currently securing the Existing Credit Agreement (except that the liens securing the Amended Term Loan shall be junior to (i) the liens securing the Pension Note solely with respect to the collateral securing the Pension Note on a first priority basis and (ii) other permitted liens to be mutually agreed by the parties to the Amended Term Loan and pari passu with no other liens except the liens securing the LC Facility if the LC Facility is a stand-alone facility), (b) an interest rate of 10.0% per annum payable in cash on a monthly basis, (c)

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(a)	“Letters of Credit Claims”: Claims with respect to approximately $483,000,000 of outstanding letters of credit (the “LCs”) issued under the revolving credit facility under the Existing Credit Agreement (the “LC Claims” and the underlying facility, the “LC Facility”).
(b)	“Term Loan Claims”: Approximately $247,000,000 in principal amount of outstanding term loans issued under the Existing Credit Agreement.
(c)	“Revolving Credit Claims”: Approximately $134,000,000 in principal amount of outstanding loans issued under the revolving credit facility under the Existing Credit Agreement.
(d)	“Deferred Interest and Fees Claims”: Approximately $166,000,000 of deferred interest and fees due and outstanding under the Existing Credit Agreement, including with respect to the LC Facility.
[2]	The New Common Stock will be allocated among the holders of the Existing Credit Agreement Claims on a pro rata basis.
[3]	The Restructured Convertible Secured Notes shall be allocated among the holders of Non-LC Existing Credit Agreement Claims on a pro rata basis.

maturity date of March 31, 2015, (d) 75% of asset sale net cash proceeds received by the Loan Parties (as defined in the Existing Credit Agreement) shall be used to pay down the Amended Term Loan and collateralize the LCs on a pro rata basis (subject to certain exceptions to be mutually agreed) and (e) other terms similar to term loans issued under the Existing Credit Agreement. Pursuant to the amendment and restatement of the Existing Credit Agreement, the revolving credit facility under the Existing Credit Agreement shall be terminated as of the Closing Date.

(5) The Company will issue $100,000,000 in aggregate principal amount of new convertible secured notes (the “New Money Convertible Secured Notes” and together with the Restructured Convertible Secured Notes, the “New Convertible Secured Notes”) under an indenture that includes the following terms among others: (a) convertible at the holder’s option at any time into New Common Stock at a conversion price based on $118,000,000 equity valuation, (b) a lien on all collateral securing the Amended Term Loan/LC Facility which liens shall be junior only to the liens securing the Amended Term Loan/LC Facility (except that the liens securing the New Money Convertible Notes shall also be junior to (i) the liens securing the Pension Note solely with respect to the collateral securing the Pension Note on a first priority basis and (ii) other permitted liens to be mutually agreed by the parties to the New Money Convertible Secured Notes and the New Convertible Secured Notes) and equal and ratable only with the liens securing the Restructured Convertible Secured Notes, (c) maturity date of March 31, 2015, (d) an interest rate of 10% per annum, (e) registration rights, (f) non-callable through maturity, (g) votes as equity on an as converted basis and (h) other market terms. All holders of Credit Agreement Claims will have the opportunity to purchase the New Money Convertible Secured Notes on a pro rata basis.

(6) The Existing ABS Facility will be satisfied in full in cash.

(7) The Convertible Notes Claims4 will remain outstanding.

(8) The Pension Note will be amended to (a) extend the maturity until March 31, 2015, (b) defer any accrued interest and fees as of the Closing Date until maturity, (c) provide for contract rate cash interest5 beginning on the Closing Date and (d) eliminate any mandatory amortization payments (other than in connection with permitted sales of the collateral securing the Pension Note). The Pension Note will retain a lien on the assets that constitute its current collateral.

(9) The holders of Old Equity will receive 2.5% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Convertible Secured Notes.

(10) The employees of the Company that are members of the IBT (as defined in the Restructuring Term Sheet) will collectively receive 25% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Convertible Secured Notes (the “Employee Distribution”).

[4]

“Convertible Notes Claims” means, collectively, the 6.0% Convertible Notes Claims (as defined in the Restructuring Term Sheet), the 3.375% Convertible Notes Claims (as defined in the Restructuring Term Sheet) and the 5.0% Convertible Notes Claims (as defined in the Restructuring Term Sheet).

[5]	The interest will be consistent with applicable fund documentation in effect on February 28, 2011.

(11) The Company will use commercially reasonable efforts to list the New Common Stock on at least one of the New York Stock Exchange, American Stock Exchange or Nasdaq National Market System. Registration Rights will be available to holders of 10% or more of the New Common Stock.

(12) Costs, fees and expenses incurred in connection with the foregoing transactions (including debt prepayment premiums, if any) will be paid (collectively, the “Transaction Costs”).

The transactions described above (including the incurrence of the Facilities) are collectively referred to herein as the “Transactions”.

SCHEDULE II

Consolidated EBITDA

“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to the Company’s equity method investments), (d) amortization (including that applied to the Company’s equity method investments), (e) extraordinary, non-cash charges, expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash charges, expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) the actual aggregate amount of transaction and restructuring professional fees paid by the Company and its Subsidiaries (as such term is to be defined in the Amended Term Loan) in the during such four fiscal quarters, (i) to the extent applicable charges, expenses and losses incurred in respect of the transaction consummated pursuant to the Project Delta Purchase Agreement, minus, to the extent included in Consolidated Net Income, (j) interest income, (k) income tax credits and refunds (to the extent not netted from tax expense), (l) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (m) any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness, (n) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis and (o) deferred financing, legal and accounting costs with respect to the Company’s indebtedness that are charged to non-interest expense on the Company’s income statement in accordance with GAAP.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (b) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect (reasonably satisfactory to the Administrative Agent) thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests (as such term is to be defined in the Amended Term Loan) of a Person (as such term is to be defined in the Amended Term Loan), and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business or (B) all or substantially all of the common stock or other Equity Interests of a Person and (ii) yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.

“Consolidated Interest Expense” means, for any period, the sum of the total consolidated interest expense of the Company and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (a) that portion of Capitalized Lease Obligations (as such term is to be defined in the Amended Term Loan) of the Company and its Subsidiaries representing the interest factor for such period, (b) the interest component of any lease payment under Attributable Debt (as such term is to be defined in the Amended Term Loan) transactions paid by the Company and its Subsidiaries for such period and (c) all commissions, discounts and other fees and charges owed by the Company or any of its Subsidiaries with respect to letters of credit, bankers’ acceptances, bank guaranties, letters of guaranty and similar obligations.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP (as such term is to be defined in the Amended Term Loan) on a consolidated basis (without duplication) for such period (without deduction for minority interests); provided that (a) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Company or is accounted for by the Company by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Company or a Subsidiary thereof during such period, (b) the net income of any Subsidiary of the Company (other than the Company) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (c) the net income (or loss) of any other Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.